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-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                 ----------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                          |       OMB APPROVAL       |
-----------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] Check this box if                                                                                  |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or     |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940              ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol     |6.Relationship of Reporting Person to   |
|                                        |                                               |  Issuer (Check all Applicable)         |
|                                        |                                               |                                        |
| BAILLIE              MEL               |   VIRTUALSELLERS.COM, INC.  (VDOT)            | X Director              10% Owner      |
|----------------------------------------|-----------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/ |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                 |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                       |                                        |
| 2525 QUEBEC STREET, SUITE 505          |                       |     AUGUST 1999       |----------------------------------------|
|----------------------------------------|                       |-----------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of|   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year)|                                        |
|                                        |                       |                       | X  Form filed by One Reporting Person  |
|                                        |                       |                       |---                                     |
|                                        |                       |                       |    Form filed by More than One         |
|  VANCOUVER, BC CANADA    V5T 4R5       |                       |                       |--- Reporting Person                    |
|---------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                           |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned    |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of     |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities    |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially  |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) | (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                   |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               |            |    |    |                |    |         |                 |    |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
| COMMON SHARES                 | 12/13/99   | S  |    |    30,000      | D  | 0.70    |                 | D  |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               | 12/13/99   | S  |    |    70,000      | D  | 0.69    |                 | D  |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               | 12/13/99   | S  |    |    50,000      | D  | 0.68    | 100,000         | D  |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               | 01/10/00   | S  |    |    18,500      | D  | 2.30    |                 | D  |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               | 01/10/00   | S  |    |     3,500      | D  | 2.34    |                 | D  |                   |
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|                               | 01/10/00   | S  |    |    22,000      | D  | 2.35    |                 | D  |                   |
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|                               | 01/10/00   | S  |    |     2,000      | D  | 2.70    |                 | D  |                   |
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|                               | 01/10/00   | S  |    |     3,000      | D  | 2.74    |                 | D  |                   |
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|                               | 01/10/00   | S  |    |     1,000      | D  | 2.40    |                 | D  |                   |
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|                               | 01/19/00   | S  |    |     5,000      | D  | 4.00    |                 | D  |                   |
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|                               | 01/20/00   | S  |    |    10,000      | D  | 4.25    |                 | D  |                   |
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|                               | 01/20/00   | S  |    |     5,000      | D  | 4.22    |                 | D  |                   |
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|                               | 01/21/00   | S  |    |    10,000      | D  | 4.50    |                 | D  |                   |
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|                               | 01/24/00   | S  |    |     9,000      | D  | 5.90    |                 | D  |                   |
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|                               | 01/24/00   | S  |    |     1,000      | D  | 6.00    |                 | D  |                   |
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|                               | 01/25/00   | S  |    |     8,000      | D  | 8.00    |                 | D  |                   |
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|                               | 01/25/00   | S  |    |     1,000      | D  | 8.12    |                 | D  |                   |
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|                               | 01/25/00   | S  |    |     1,000      | D  | 8.25    |     0           | D  |                   |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                        SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                     PAGE:  1 OF  2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature|
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of    |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-  |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially   |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of   |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month    |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|         |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |         |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|---------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|---------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal           /s/ MEL BAILLIE                            05/12/00
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ---------
                                                                               **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
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